NORTHWESTERN MUTUAL SERIES FUND, INC.

ARTICLES OF AMENDMENT

Northwestern Mutual Series Fund, Inc., a Maryland corporation, having its principal office in Lutherville Timonium, Maryland (the “Corporation”), hereby certifies to the Maryland Department of Assessments and Taxation that:

FIRST: The Corporation is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

SECOND: From and after the Effective Date (as hereinafter defined), the Charter of the Corporation is hereby amended to change the name of the Series of the Corporation presently designated as the “Inflation Protection Portfolio” to the “Inflation Managed Portfolio.”

THIRD: From and after the Effective Date (as hereinafter defined), the Charter of the Corporation is hereby amended to change the name of the Series of the Corporation presently designated as the “Active/Passive All Equity Portfolio” to the “Active/Passive Very Aggressive Portfolio.”

FOURTH: The foregoing amendments to the Charter of the Corporation, as set forth above, have been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and each amendment is limited to a change that is expressly permitted by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FIFTH: The amendments to the Charter of the Corporation, as set forth above, do not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the Series of the Corporation that are the subject of the amendments.

SIXTH: These Articles of Amendment shall become effective on September 15, 2025 (the “Effective Date”).

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IN WITNESS WHEREOF, Northwestern Mutual Series Fund, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and its corporate seal to be hereunder affixed by its Secretary on the  8th  of  August , 2025; and its President acknowledges, in the name and on behalf of said Corporation, that these Articles of Amendment are the corporate act of said Corporation and he further acknowledges that, to the best of his knowledge, information and belief, the matters and facts set forth herein which are required to be verified under oath, are true in all material respects, under penalties of perjury.

ATTEST:		NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ David B. Kennedy	By:	/s/ Paul A. Mikelson
	David B Kennedy, Secretary		Paul A Mikelson, President

[Corporate Seal]